Exhibit 10.57

BOARD APPOINTMENT AGREEMENT

This Board Appointment Agreement (this “Agreement”) is entered into as of April 8, 2020 by and between Delcath Systems, Inc. (the “Company”), on the one hand, and Rosalind Master Fund L.P. and Rosalind Opportunities Fund I L.P. (collectively, “Rosalind”), on the other hand.

WHEREAS, the Company has filed a registration statement on Form S-1 (file no. 333-235904) (as amended, the “Registration Statement”) pursuant to which the Company intends to complete a firm commitment underwritten public offering of at least $20 million of securities of the Company, which public offering is to occur concurrently with the listing of the Company’s common stock on the Nasdaq Capital Market (the “Financing”);

WHEREAS, Rosalind has advised the Company that it is willing to participate in the Financing in an amount not less than Four Million Dollars ($4,000,000) (the “Participation Condition”) conditioned upon the Company providing Rosalind with the rights provided for herein; and

WHEREAS, in reasonable reliance on Rosalind’s intent to participate in the Financing and to satisfy the Participation Condition, the Company is willing to provide Rosalind with the rights provided for herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.        Rosalind and the Company agree as follows:

a.        In the event that either (x) the Financing is consummated on or prior to April 30, 2020 (the “Closing Deadline”) and Rosalind satisfies the Participation Condition, or (y) the Financing is not consummated on or prior to the Closing Deadline, other than as a result of a failure by Rosalind to satisfy the Participation Condition, Rosalind may (at its sole option), by notice in writing to the Secretary of the Company, nominate up to two directors (the “Rosalind Nominees”) for election to the Company’s Board of Directors (the “Board”) reasonably satisfactory to the Board; provided, however, that each of Gil Aharon and Steven Salamon are hereby conclusively presumed to be satisfactory to the Board and independent directors. Any Rosalind Nominee must meet all applicable requirements for treatment as “independent directors” under applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market (“Nasdaq”); provided that the Board shall not determine that a Rosalind Nominee does not meet such independence requirements solely as a result of such Rosalind Nominee’s affiliation with Rosalind.

b.        In the event Rosalind exercises its right to nominate Rosalind Nominee(s) for election to the Board as provided by paragraph 1(a), subject to compliance with the requirements of the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation, as amended as of the date hereof, Rosalind (at its sole option) shall have the right to designate one of the Rosalind Nominees for appointment to the class of directors of the Board whose term expires at the Company’s 2021 annual meeting of stockholders and shall designate one of the Rosalind Nominees for appointment to the class of directors of the Board whose term expires at the Company’s 2022 annual meeting of stockholders.

c.        In the event Rosalind exercises its right to nominate Rosalind Nominee(s) for election to the Board as provided by paragraph 1(a), Rosalind (at its sole option) shall have the right to designate one Rosalind Nominee for membership on any committee of the Board provided that such Rosalind Nominee meets the requirements for membership on such committee set forth in the rules and regulations of the SEC and Nasdaq.

d.        In the event Rosalind exercises its right to nominate Rosalind Nominee(s) for election to the Board as provided by paragraph 1(a), upon written notice to such effect from Rosalind to the Secretary of the Company and the Board, the Board shall promptly thereafter take all action necessary to (i) remove, or cause the removal of, any of the Rosalind Nominees from the Board, (ii) substitute either of the Rosalind Nominees with another individual meeting the requirements of paragraph 1(a), and (iii) in the event of a vacancy on the Board caused by the resignation or other cessation of service of any of the Rosalind Nominees, designate a new Rosalind Nominee to fill such vacancy meeting the requirements of paragraph 1(a).

e.        Within three business days of Rosalind’s delivery of the notice of the nomination of the Rosalind Nominees, the Board shall take all actions necessary to cause the size of the Board to be increased to accommodate the Rosalind Nominees and to appoint the Rosalind Nominees to the Board. Rosalind’s right to nominate Rosalind Nominee(s) for election to the Board as provided by paragraph 1(a) shall expire at 5:00 p.m. on May 5, 2020.

2.        Until the later of (i) April 30, 2020 or (ii) the appointment of the Rosalind Nominee(s) pursuant to Rosalind’s exercise of its option under paragraph 1(a), the Board shall not fill any vacancies on the Board with any candidate which has not been approved by Rosalind. No director approved by Rosalind pursuant to this paragraph 2 shall be deemed a Rosalind Nominee, and such approval shall not impair or otherwise affect Rosalind’s rights pursuant to paragraph 1(a) hereof.

3.        In the event Rosalind exercises its right to nominate Rosalind Nominee(s) for election to the Board as provided by paragraph 1(a), prior to the Company’s 2020 annual meeting of its stockholders (the “2020 Meeting”), but in no event later than June 30, 2020, the Board shall meet to consider and approve a reduction in the size of the Board from eight to no fewer than six members and shall determine which directors will step down from the Board in connection therewith. Any director who is asked to step down from the Board hereby agrees to resign from the Board at the end of such meeting. The provisions of this Section 3 shall not apply to a Rosalind Nominee.

4.        In the event Rosalind exercises its right to nominate Rosalind Nominee(s) for election to the Board as provided by paragraph 1(a), and in the event a vote of stockholders is required for the continued service of any Rosalind Nominee, the Board shall take all actions reasonably necessary to nominate such Rosalind Nominee for election at the 2020 Meeting and recommend to the Company’s stockholders that such director be elected at the 2020 Meeting.

5.        In the event Rosalind has not exercised its right to nominate Rosalind Nominee(s) for election to the Board as provided by paragraph 1(a), such right shall terminate and be of no further force and effect upon Rosalind ceasing to be the beneficial owner of at least 9.99% of the outstanding Common Stock of the Company (determined as provided in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, without giving effect to any provision of any security of the Company which limits Rosalind’s beneficial ownership).

6.        All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier; or (c) on the date sent by email of a .pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this paragraph 6):

If to the Company:	Delcath Systems, Inc.
1633 Broadway, 22nd Floor, Suite C
New York, NY 10019
Email: jsimpson@delcath.com
Attention: Jennifer Simpson, Chief Executive Officer

with a copy to:

(which shall not	Lowenstein Sandler LLP
constitute notice)	1351 Avenue of the Americas
New York, NY 10020
Email: jhogoboom@lowenstein.com
Attention: Jack Hogoboom

If to Rosalind:	Rosalind Master Fund L.P. and Rosalind Opportunities Fund I L.P.
175 Bloor Street East
Suite 1316, North Tower
Toronto, Ontario
M4W 3R8 Canada
E-mail: steven@rosalindcap.com
Attention: Steven Salamon

with a copy to:

(which shall not	Olshan Frome Wolosky LLP
constitute notice)	1325 Avenue of the Americas
New York, NY 10019
E-mail: tfleming@olshanlaw.com
Attention: Thomas J. Fleming

7.        This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.        If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

9.        This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.        This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

11.        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of any jurisdiction other than the State of Delaware.

12.        Each party to this Agreement, by its execution hereof (a) irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York, for the purposes of any action arising out of this Agreement or the transactions contemplated hereby, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts.

13.        TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, AND SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

14.        The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

15.        This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DELCATH SYSTEMS, INC.

By:	/s/ Barbra C. Keck
Name: Barbra C. Keck
Title: Chief Financial Officer

ROSALIND MASTER FUND L.P.

By:	/s/ Steven Salamon
Name: Steven Salamon
Title: President, Rosalind Advisors, Inc., advisor to Rosalind Master Fund L.P.

ROSALIND OPPORTUNITIES FUND I L.P.

By:	/s/ Steven Salamon
Name: Steven Salamon
Title: President, Rosalind Advisors, Inc., advisor to Rosalind Opportunities Fund I L.P.

AGREED AS TO PARAGRAPH 3 BY THE BOARD:

/s/ Elizabeth Czerepak Elizabeth Czerepak

/s/ William D. Rueckert William D. Rueckert

/s/ Roger G. Stoll Roger G. Stoll, Ph.D.

/s/ John Sylvester John Sylvester

/s/ Jennifer K. Simpson Jennifer K. Simpson, Ph.D.

/s/ Marco Taglietti Marco Taglietti, M.D.